Aurelio Resource Corporation

(formerly Furio Resources Inc.)

Suite 1802, 888 Pacific Street

Vancouver, B.C. V6Z 2S6, Canada

Telephone: 604-619-6328

________________________________________________________________________________________________________

Symbol: AULO - OTCBB

News Release

NAME CHANGE AND FORWARD STOCK SPLIT

June 16, 2006

Vancouver, British Columbia – Aurelio Resource Corporation (OTCBB:AULO (the “Company”) (formerly Furio Resources Inc.) is pleased to announce that in anticipation of the closing of its acquisition of the assets of Aurelio Resources Inc. scheduled for July, 2006, it has changed its name to Aurelio Resource Corporation effective June 16, 2006.

In addition, effective June 16, 2006, the Company has effected a six and one-half (6.5) for one (1) forward stock split of its authorized, issued and outstanding common stock. As a result, its authorized capital has increased from 75,000,000 shares of common stock with a par value of $0.001 to 487,500,000 shares of common stock with a par value of $0.001. The Company’s issued and outstanding share capital has increased from 4,831,000 shares of common stock to 31,401,500 shares of common stock.

The name change and forward stock split became effective with NASDAQ’s Over-the-Counter Bulletin Board at the opening for trading on June 16, 2006 under the new stock symbol “AULO”. The Company’s new CUSIP number is 051545 10 1.

On behalf of the Board of Directors,

Aurelio Resource Corporation

Paul Fong, President

For more information contact:

Paul Fong

Tel: 604-619-6328

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of the Company, and members of its management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include the Company’s expectation that it will close the transaction with Aurelio Resources Inc. in July 2006. It is important to note that actual outcomes and the Company’s actual results may differ materially from the forward looking statements. Factors which could cause results to differ include the Company’s or Aurelio Resources Inc.’s dissatisfaction with due diligence and the Company’s inability to come to a final agreement. Furthermore, the transaction may take much longer than expected to complete and Aurelio Resources Inc. may have reason to cancel the agreement. For further risk factors see the Company’s latest 10-KSB filed with the SEC.